FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 23, 2009

   PARADIGM MEDICAL INDUSTRIES, INC.
(Exact name of registrant as specified in this Charter)

Delaware	0-28498	87-0459536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2355 South 1070 West, Salt Lake City, Utah	84119
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 977-8970

     Does Not Apply
(Former name or former address, if changed since last report)

Section 8.01.  Termination of Letter of Intent and Business Relationship with Fairhills Capital Offshore, LLC

On April 6, 2009, Paradigm Medical Industries, Inc. ("Paradigm") signed a Letter of Intent with Fairhills Capital Offshore, LLC ("Fairhills Capital") for a structured financing of up to $1.8 million through the purchase of promissory notes from Paradigm.  The Letter of Intent provided that $600,000 in notes would be purchased every three months over a nine month period with $300,000 in notes to be purchased at closing and the remainder to be purchased upon the satisfaction of financial objectives to be mutually determined between Paradigm and Fairhills Capital.  Fairhills Capital is represented in the transaction by Edward Bronson, its managing partner.

Definitive documents, dated May 4, 2009, were prepared by counsel for Fairhills Capital in connection with the transaction.  Despite representations by Mr. Bronson that initial funding would be made to Paradigm, Paradigm has not yet received any funds from Fairhills Capital.  On June 22, 2009, the Board of Directors of Paradigm notified Mr. Bronson that Fairhills Capital had until the end of business on June 23, 2009 to provide the initial funding.  Because no funding was received by the deadline, the Board of Directors of Paradigm notified Mr. Bronson and Fairhills Capital of the termination of the Letter of Intent and the business relationship between Paradigm and Fairhills Capital.

Paradigm is currently involved in discussions with other prospective investors in an effort to obtain additional funding, but there can be no assurance that Paradigm will be successful in obtaining any additional funding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARADIGM MEDICAL INDUSTRIES, INC.
(Registrant)

Date: June 24, 2009	By:	/s/ Stephen L. Davis
Stephen L. Davis, President and
Chief Executive Officer